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                                                               EXHIBIT (a)(1)(D)

Salomon Smith Barney
390 Greenwich Street
New York, New York 10013

                                  HASBRO, INC.

           OFFER TO PURCHASE FOR CASH UP TO 17,250,000 SHARES OF ITS
                    COMMON STOCK, PAR VALUE $0.50 PER SHARE
          (INCLUDING THE ASSOCIATED PREFERENCE STOCK PURCHASE RIGHTS)
                  AT A PURCHASE PRICE NOT IN EXCESS OF $17.50
                         NOR LESS THAN $15.25 PER SHARE

  THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
                                   MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000, UNLESS THE TENDER OFFER IS
                                   EXTENDED.

                                                               February 29, 2000

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     Hasbro, Inc., a Rhode Island corporation, has appointed us to act as the dealer manager in connection with its offer to purchase for cash 17,250,000 shares of its common stock, par value $0.50 per share, including the associated preference stock purchase rights issued under the Rights Agreement, dated as of June 16, 1999, between Hasbro and BankBoston, N.A., at prices, net to the seller in cash, without interest, not in excess of $17.50 nor less than $15.25 per share, specified by its shareholders, upon the terms and subject to the conditions set forth in its offer to purchase, dated February 29, 2000, and in the related letter of transmittal which, as may be amended and supplemented from time to time, together constitute the tender offer. Unless the context requires otherwise, all references herein to shares shall include the associated preference stock purchase rights.

     Hasbro will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not in excess of $17.50 nor less than $15.25 per share, that it will pay for shares properly tendered and not withdrawn under the tender offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. Hasbro will select the lowest purchase price which will allow it to purchase 17,250,000 shares, or such lesser number of shares as are properly tendered, at prices not in excess of $17.50 nor less than $15.25 per share, under the tender offer. All shares properly tendered before the "expiration date" (as defined in Section 1 of the offer to purchase), at prices at or below the purchase price and not properly withdrawn, will be purchased by Hasbro at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the odd lot and proration provisions thereof. See
Section 1 of the offer to purchase. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration will be returned at Hasbro's expense to the shareholders who tendered such shares as promptly as practicable after the expiration date. Hasbro reserves the right, in its sole discretion, to purchase more than 17,250,000 shares under the tender offer, subject to applicable law.

     If, at the expiration date, more than 17,250,000 shares, or such greater number of shares as Hasbro may elect to purchase, are properly tendered at or below the purchase price and not properly withdrawn, Hasbro will, upon the terms and subject to the conditions of the tender offer, accept shares for purchase first from "odd lot holders" (as defined in Section 1 of the offer to purchase) who properly tender all of their shares at or below the purchase price and then on a pro rata basis from all other shareholders whose shares are properly tendered at or below the purchase price and not properly withdrawn.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6 OF THE OFFER TO PURCHASE.
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     For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  Offer to purchase, dated February 29, 2000;

          2. Letter to clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the tender offer;

          3. Letter dated February 29, 2000, from the Chairman of the Board of Directors of Hasbro, to shareholders of Hasbro;

          4. Letter of transmittal for your use and for the information of your clients (together with accompanying instructions and Substitute Form W-9);

          5. Notice of guaranteed delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date; and

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, MARCH 27, 2000, UNLESS THE TENDER OFFER IS EXTENDED.

     No fees or commissions will be payable to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer other than fees paid to the dealer manager and the information agent, as described in the offer to purchase. Hasbro will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. Hasbro will pay or cause to be paid any stock transfer taxes applicable to its purchase of shares, except as otherwise provided in the offer to purchase and letter of transmittal.

     In order to take advantage of the tender offer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, including any required signature guarantees and any other required documents should be sent to the depositary with either a certificate or certificates representing the tendered shares or confirmation of their book-entry transfer all in accordance with the instructions set forth in the letter of transmittal and the offer to purchase.

     Holders of shares whose certificate(s) for such shares are not immediately available or who cannot deliver such certificate(s) and all other required documents to the depositary or who cannot complete the procedures for book-entry transfer before the expiration date must tender their shares according to the procedure for guaranteed delivery set forth in Section 3 of the offer to purchase.

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     Any inquiries you may have with respect to the tender offer should be addressed to Salomon Smith Barney or to the information agent, D.F. King & Co., Inc., at their respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

     Additional copies of the enclosed material may be obtained from D.F. King & Co., Inc., telephone: (888) 460-7637.

                                         Very truly yours,

                                         SALOMON SMITH BARNEY

ENCLOSURES

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HASBRO, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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